Exhibit 23(a)


INDEPENDENT AUDITORS' CONSENT

To the Board of Directors
NCT Group, Inc.

We hereby consent to the use in Amendment No. 5 to the Registration Statement on Form S-1 of our report dated April 10, 2002 on our audit of the consolidated financial statements and schedule of NCT Group, Inc. and Subsidiaries as of December 31, 2001 and for each of the years ended December 31, 2001 and 1999 which appear in such Registration Statement. We also consent to the reference to our Firm under the caption "Interests of Named Experts and Counsel" included in the Registration Statement.

Our report contains an explanatory paragraph that states that the Company's cash flow has been absorbed in operating activities and has incurred net losses from inception, has a working capital deficiency and is in default of certain convertible notes payable that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EISNER LLP
(FORMERLY RICHARD A. EISNER & COMPANY, LLP)

New York, New York

August 7, 2002